RenaissanceRe Announces Redemption of 8.54% Series B Capital Securities

Pembroke, Bermuda, January 25, 2007 — RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that RenaissanceRe Capital Trust will call for redemption all of its outstanding 8.54% Series B Capital Securities (CUSIP: 759936 AC 1) on March 1, 2007, concurrently with the redemption by RenaissanceRe Holdings Ltd. of the underlying 8.54% Junior Subordinated Deferrable Interest Debentures held by RenaissanceRe Capital Trust. The redemption price will be $1,042.70 per Capital Security plus accrued and unpaid dividends up to, but excluding, March 1, 2007.

On and after the redemption date, the Capital Securities will no longer be deemed to be outstanding, dividends on the Capital Securities will cease to accrue, and all rights of the holders of the Capital Securities will cease (including rights under the guarantees by RenaissanceRe Holdings Ltd. relating to the Capital Securities), except for the right to receive the redemption price, without interest thereon, upon surrender of the Capital Securities.

As of today there are 100,000 of the Capital Securities outstanding. The notice of redemption is being mailed today to registered holders of Capital Securities. Questions relating to and requests for additional copies of the notice of redemption should be directed to the Trustee, The Bank of New York, at 4 New York Plaza, 15th Floor, New York, NY 10004 (telephone: 1-800-275-2048).

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under ‘‘Safe Harbor’’ Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business prospects. These statements may be considered ‘‘forward-looking.’’ These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

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INVESTOR CONTACT: Todd R. Fonner Senior Vice President RenaissanceRe Holdings Ltd. (441) 239-4801	MEDIA CONTACT: David Lilly or Dawn Dover Kekst and Company (212) 521-4800